Exhibit 2.1

DISTRIBUTION AGREEMENT

By and Between

SEARS HOLDINGS CORPORATION

and

ORCHARD SUPPLY HARDWARE STORES CORPORATION

Dated as of December 19, 2011

i

Schedule I - Internal Transactions

ii

DISTRIBUTION AGREEMENT dated as of December 19, 2011, by and between SEARS HOLDINGS CORPORATION, a Delaware corporation (“SHLD”), and ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation (“OSH”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS the board of directors of SHLD has determined that it is in the best interests of SHLD and its shareholders to distribute its entire interest in its indirect, majority owned subsidiary, OSH, by way of a stock dividend to be made to holders of common stock of SHLD;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Pre-Distribution Transactions and the Distribution, each as more fully described in this Agreement;

WHEREAS SHLD and OSH have prepared, and OSH has filed with the Commission, the Form S-1, which includes the Prospectus and sets forth appropriate disclosure concerning OSH and the Distribution;

WHEREAS SHLD presently indirectly owns 4,806,000 shares of OSH’s class A common stock, par value $0.01 per share (the “OSH Class A Common Stock”), which represents approximately 80% of the issued and outstanding OSH Class A Common Stock;

WHEREAS following the Internal Transactions, and immediately prior to the Distribution, SHLD will directly hold 100% of the issued and outstanding OSH Class A Common Stock and 100% of the issued and outstanding shares of OSH’s Series A Preferred Stock (the “OSH Preferred Stock”);

WHEREAS SHLD and OSH intend that the Distribution qualify as a tax-free spinoff under Section 355 of the Code (as defined below); and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Pre-Distribution Transactions and the Distribution and certain other agreements that will govern certain matters relating to the Pre-Distribution Transactions, the Distribution and the relationship of SHLD, OSH and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) OSH and its Subsidiaries shall not be considered Affiliates of SHLD or any of its Subsidiaries and (ii) SHLD and its Subsidiaries shall not be considered Affiliates of OSH or any of its Subsidiaries. Notwithstanding anything else in this Agreement to the contrary, for purposes of Section 5.01 of this Agreement (and any other section of this Agreement that references Section 5.01 of this Agreement), ESL Investments, Inc. and its affiliated entities shall be considered to be “Affiliates” of SHLD and not of OSH.

“Agent” means the distribution agent to be appointed by SHLD to distribute to the shareholders of SHLD, pursuant to the Distribution, the shares of OSH Class A Common Stock and OSH Preferred Stock held by SHLD.

“Agreement” means this Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the Transition Services Agreement, Tax Sharing Agreement, Appliances Agreement, Brands Agreements and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Appliances Agreement” means the “Appliances Agreement” as defined and described in the Form S-1.

“Assets” means all assets, properties and rights (including goodwill), other than any relating to Taxes, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third-parties;

(i) all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third-parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(k) all Internet URLs and domain names;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Brands Agreements” means the “Brands Agreements” as defined and described in the Form S-1.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“D&O Policies” has the meaning set forth in Section 7.01(e).

“Distribution” means the distribution, on a pro rata basis, by SHLD to the Record Holders of all the OSH Class A Common Stock and OSH Preferred Stock owned by SHLD on the Distribution Date.

“Distribution Date” means the date, determined by SHLD in accordance with Section 4.03, on which the Distribution occurs.

“Form S-1” means the registration statement on Form S-1 filed by OSH with the Commission to effect the registration of OSH Class A Common Stock and OSH Preferred Stock pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the SHLD Group or the OSH Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 5.04(a).

“Indemnitee” has the meaning set forth in Section 5.04(a).

“Indemnity Payment” has the meaning set forth in Section 5.04(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those moneys:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any third-party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Internal Transactions” means the steps described on Schedule I.

“IRS Ruling” means the private letter ruling issued to SHLD by the Internal Revenue Service in connection with the Transactions.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities (i) shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence and (ii) shall not include liabilities or requirements related to Taxes.

“Nasdaq” means the NASDAQ Capital Market.

“OSH” has the meaning set forth in the preamble.

“OSH Assets” means the Assets held by the OSH Group.

“OSH Business” means the businesses and operations of the OSH Group.

“OSH Class A Common Stock” has the meaning set forth in the recitals.

“OSH Group” means OSH and each of its controlled Affiliates.

“OSH Indemnitees” has the meaning set forth in Section 5.03.

“OSH Liabilities” means the Liabilities of the OSH Group.

“OSH Preferred Stock” has the meaning set forth in the recitals.

“Party” means either party hereto, and “Parties” shall mean both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Pre-Distribution Claims-Based Insurance Claim” means any claim made against the OSH Group or SHLD Group and reported to the applicable insurer(s) on or prior to the Distribution Date in respect of a Liability occurring on or prior to the Distribution Date under a “claims-made-based” insurance policy of any member of the SHLD Group in effect on or prior to the Distribution Date.

“Pre-Distribution Insurance Claim” means a Pre-Distribution Claims-Based Insurance Claim or any Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring on or prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the SHLD Group in effect on or prior to the Distribution Date.

“Pre-Distribution Transactions” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement, if any.

“Prospectus” means the Prospectus to be sent to each holder of SHLD Common Stock in connection with the Distribution, as such Prospectus may be amended from time to time.

“Record Date” means the close of business on the date to be determined by the SHLD board of directors as the record date for determining the shares of SHLD Common Stock in respect of which shares of OSH Class A Common Stock and OSH Preferred Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 4.01(b).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“SHLD” has the meaning set forth in the preamble.

“SHLD Business” means (a) the businesses and operations of the SHLD Group and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations of the SHLD Group (other than the businesses and operations to be divested by the SHLD Group pursuant to this Agreement); provided, however, that the SHLD Business shall not include the businesses and operations, or any discontinued businesses and operations, of the OSH Group prior to the Distribution.

“SHLD Common Stock” means the common stock, $0.01 par value per share, of SHLD.

“SHLD Disclosure Sections” means only those portions of the Form S-1 or Prospectus set forth in the following clauses (i) through (v): (i) the sentence of the “Summary” section under the heading “Our Relationship with Sears Holdings” that reads “Sears Holdings is the company that was formed in connection with the merger of Sears Roebuck and Kmart Holding Corporation (“Kmart”) on March 24, 2005, and Sears Holdings is the parent company of Sears Roebuck and Kmart,” (ii) the portion of the Form S-1 or Prospectus set forth under “Questions and Answers about the Company and the Spin-Off—What are the reasons for the spin-off?,” (iii) the portion of the Form S-1 or Prospectus set forth under “Questions and Answers about the Company and the Spin-Off—Why is the separation of Orchard structured as a spin-off?,” (iv) the first two paragraphs under the heading “The Spin-Off—General” and (v) the portion of the Form S-1 or Prospectus set forth under “The Spin-Off—Reasons for the Spin-Off”, and in each case, only to the extent that each of the foregoing clauses (i) through (v) relates to and was provided by the SHLD Group.

“SHLD Group” means SHLD and each of its controlled Affiliates.

“SHLD Indemnitees” has the meaning set forth in Section 5.02.

“SHLD Liabilities” means the Liabilities of the SHLD Group.

“SRC” means Sears, Roebuck and Co., a New York corporation and a direct, wholly-owned subsidiary of SHLD.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that (i) no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person and (ii) OSH and its Subsidiaries shall not be considered Subsidiaries of SHLD prior to the Distribution.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated November 23, 2005 by and between SHLD and OSH.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Opinion” means the written opinion of Simpson Thacher & Bartlett LLP regarding the satisfaction of certain conditions necessary for the Distribution to qualify as tax-free under Section 355 of the Code.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the SHLD Group or the OSH Group of any claim, or the commencement by any such Person of any Action, against any member of the SHLD Group or the OSH Group.

“Third-Party Proceeds” has the meaning set forth in Section 5.04(a).

“Transition Services Agreement” means the “Transition Services Agreement” as defined and described in the Form S-1.

“Transactions” means the Internal Transactions and the Distribution.

ARTICLE II

Certain Pre-Distribution Actions and Agreements

SECTION 2.01. Parties to Remain Separate through Distribution. (a) SHLD and OSH agree, on behalf of themselves and their respective Groups, that as of the date of this Agreement and without any further action on behalf of the Parties hereto except as expressly set forth in this Agreement or any Ancillary Agreement, the Assets and Liabilities of the OSH Business are held by the OSH Group, and the Parties agree to take all reasonable actions necessary to ensure that the Assets and Liabilities of the OSH Business continue to be held by the OSH Group as of the time of the Distribution. SHLD and OSH agree, on behalf of themselves and their respective Groups, that as of the date of this Agreement and without any further action on behalf of the Parties hereto except as expressly set forth in this Agreement or any Ancillary Agreement, there are no Assets or Liabilities of the SHLD Business that are held by the OSH Group, and the Parties agree to take all reasonable actions necessary to ensure that no Assets or Liabilities of the SHLD Business are held by the OSH Group as of the time of the Distribution.

(b) In the event that it is discovered after the Distribution that there was an omission of the transfer or conveyance by one Party (or any other member of its Group) to, and the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred or conveyed pursuant to this Agreement, the Parties shall use reasonable best efforts to promptly effect such transfer or conveyance of such Asset or Liability. Any transfer or conveyance made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution.

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of SHLD and OSH agrees on behalf of itself and its Subsidiaries that, except as otherwise provided for in this Agreement or any Ancillary Agreement, (i) the Tax Sharing Agreement shall exclusively govern all matters relating to Taxes between such parties, (ii) the Transition Services

Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, and (iii) the other Ancillary Agreements shall exclusively govern those matters subject to such agreements.

SECTION 2.03. Termination of Agreements. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 5.01, effective as of the Distribution, OSH and each other member of the OSH Group, on the one hand, and SHLD and each other member of the SHLD Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Distribution. No such terminated Intercompany Account, agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group), (ii) any existing written agreements, arrangements, commitments or understandings to provide services between a member of the OSH Group, on the one hand, and a member of the SHLD Group, on the other hand, that have been entered into in the ordinary course of business on an arm’s-length basis, including outstanding operational intercompany trade receivables or payables incurred on such basis and (iii) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

SECTION 2.04. Disclaimer of Representations and Warranties. Each of SHLD (on behalf of itself and each other member of the SHLD Group) and OSH (on behalf of itself and each other member of the OSH Group) understands and agrees that, except as expressly set forth herein, no Party to this Agreement or any other agreement or document contemplated by this Agreement is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such Party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.

ARTICLE III

Actions Pending the Distribution

SECTION 3.01. Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 3.02 and subject to Section 4.03, SHLD and OSH shall use reasonable best efforts to consummate the Distribution. Such actions shall include those specified in this Section 3.01.

(b) Prior to the Distribution, SHLD shall make the Prospectus available to the holders of SHLD Common Stock as of the Record Date.

(c) OSH shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) SHLD and OSH shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) OSH shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the OSH Class A Common Stock to be distributed in the Distribution on Nasdaq, subject to official notice of distribution, and OSH shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the OSH Preferred Stock to be distributed in the Distribution on the OTCQB, OTC Bulletin Board, the “Pink Sheets” or another over-the-counter quotation system, subject to official notice of distribution.

(f) Prior to the Distribution, the existing directors of OSH shall duly elect the individuals listed as members of the OSH board of directors in the Prospectus, and such individuals shall be the members of the OSH board of directors effective as of immediately after the Distribution.

(g) Prior to the Distribution, SHLD shall deliver or cause to be delivered to OSH resignations, effective as of immediately after the Distribution, of each individual who will be an officer or director of any member of the SHLD Group (other than Sears Canada Inc.) after the Distribution and who is an officer or director of any member of the OSH Group immediately prior to the Distribution.

(h) Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of OSH, each in substantially the form filed as an exhibit to the Form S-1, shall be in effect.

(i) Prior to the Distribution, OSH shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course consistent with prior practice.

(j) SHLD and OSH shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 3.02. Conditions Precedent to Consummation of the Distribution. Subject to Section 4.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by SHLD, of the following conditions:

(a) The board of directors of SHLD shall have authorized and approved the Pre-Distribution Transactions and the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of OSH Class A Common Stock and OSH Preferred Stock to SHLD shareholders.

(b) Each Ancillary Agreement shall have been executed by each party thereto.

(c) The Form S-1 shall have been declared effective by the Commission, no stop order suspending the effectiveness of the Form S-1 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(d) The OSH Class A Common Stock shall have been accepted for listing on Nasdaq or another national securities exchange approved by SHLD, subject to official notice of issuance, and the OSH Preferred Stock shall have been accepted for listing on the OTCQB, OTC Bulletin Board, the “Pink Sheets” or another over-the-counter quotation system approved by SHLD, subject to official notice of issuance.

(e) SHLD shall have received the Tax Opinion.

(f) The Internal Transactions shall have been completed.

(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of SHLD shall have occurred or failed to occur that prevents the consummation of the Distribution.

(h) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of SHLD, would result in the Distribution having a material adverse effect on SHLD or the shareholders of SHLD.

(i) The actions set forth in Sections 3.01(b), (f), (g) and (h) shall have been completed.

(j) OSH shall have delivered to SHLD a certificate signed by the Chief Financial Officer of OSH, dated as of the Distribution Date, certifying that OSH has complied with Section 3.01(i).

(k) The Internal Revenue Service shall not have revoked or modified the IRS Ruling in any material respect.

The foregoing conditions are for the sole benefit of SHLD and shall not give rise to or create any duty on the part of SHLD or the SHLD board of directors to waive or not waive such conditions or in any way limit the right of SHLD to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the SHLD board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

ARTICLE IV

The Distribution

SECTION 4.01. The Distribution. (a) OSH shall cooperate with SHLD to accomplish the Distribution and shall, at the direction of SHLD, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. SHLD shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for OSH. SHLD or OSH, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the holders of SHLD Common Stock (other than shares of restricted stock issued pursuant to SHLD equity plans) as of the Record Date (“Record Holders”), SHLD will deliver to the Agent all of the issued and outstanding shares of OSH Class A Common Stock and OSH Preferred Stock then owned by SHLD or any other member of the SHLD Group and book-entry authorizations for such shares and (ii) on the Distribution Date, SHLD shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of OSH Class A Common Stock and OSH Preferred Stock to which such Record Holder is entitled based on the applicable distribution ratio to be determined by SHLD in its sole discretion. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail an account statement indicating the number of shares of OSH Class A Common Stock and OSH Preferred Stock that have been registered in book-entry form in the name of each Record Holder.

SECTION 4.02. Fractional Shares. The Agent and SHLD shall (a) determine the number of whole shares and fractional shares of OSH Class A Common Stock and OSH Preferred Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of OSH Class A Common Stock and OSH Preferred Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of SHLD or OSH. Neither SHLD nor OSH will pay any interest on the proceeds from the sale of fractional shares.

SECTION 4.03. Sole Discretion of SHLD. SHLD shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, SHLD may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

Mutual Releases; Indemnification

SECTION 5.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, OSH does hereby, for itself and each other member of the OSH Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the OSH Group (in each case, in their respective capacities as such), remise, release and forever discharge SHLD and the other members of the SHLD Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the SHLD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all OSH Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Pre-Distribution Transactions or the Distribution.

(b) Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, SHLD does hereby, for itself and each other member of the SHLD Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the SHLD Group (in each case, in their respective capacities as such), remise, release and forever discharge OSH, the other members of the OSH Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the OSH Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all SHLD Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Pre-Distribution Transactions or the Distribution.

(c) Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the SHLD Group or the OSH Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article V or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 5.01.

(d) OSH shall not make, and shall not permit any other member of the OSH Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SHLD or any other member of the SHLD Group, or any other Person released pursuant to Section 5.01(a), with respect to any OSH Liabilities released pursuant to Section 5.01(a). SHLD shall not make, and shall not permit any other member of the SHLD Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against OSH or any other member of the OSH Group, or any other Person released pursuant to Section 5.01(b), with respect to any SHLD Liabilities released pursuant to Section 5.01(b).

(e) It is the intent of each of SHLD and OSH, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among OSH or any other member of the OSH Group, on the one hand, and SHLD or any other member of the SHLD Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 5.01(c) or elsewhere in this Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 5.02. Indemnification by OSH. Subject to Section 5.04 and the exception in Section 5.02(d), OSH shall indemnify, defend and hold harmless SHLD, each other member of the SHLD Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SHLD Indemnitees”), from and against any and all Liabilities of the SHLD Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the OSH Business, including the failure of OSH or any other member of the OSH Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to or arising out of or resulting from the OSH Business in accordance with its terms, whether prior to or after the Distribution;

(b) the OSH Liabilities;

(c) any breach by OSH or any other member of the OSH Group of this Agreement (other than a breach of Section 8.01(e)); and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form S-1 and any other documents filed with the Commission in connection with the Transactions or as contemplated by this Agreement, other than with respect to the SHLD Disclosure Sections.

SECTION 5.03. Indemnification by SHLD. Subject to Section 5.04 and the limitation in 5.03(d), SHLD shall indemnify, defend and hold harmless OSH, each other member of the OSH Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OSH Indemnitees”), from and against any and all Liabilities of the OSH Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the SHLD Business, including the failure of SHLD or any other member of the SHLD Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the SHLD Business in accordance with its terms, whether prior to or after the Distribution;

(b) the SHLD Liabilities;

(c) any breach by SHLD or any other member of the SHLD Group of this Agreement; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form S-1 and any other documents filed with the Commission in connection with the Transactions or as contemplated by this Agreement, but only with respect to the SHLD Disclosure Sections.

SECTION 5.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third-party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third-party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third-party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each member of the SHLD Group and OSH Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) For all Tax purposes and to the extent permitted by applicable Law, the parties hereto shall treat any payment made pursuant to this Article V as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.

SECTION 5.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 5.05(a)) or (ii) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnitee acting in good faith.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee(s) shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or

Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 5.07. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 5.08. Survival of Indemnities. The rights and obligations of each of SHLD and OSH and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 5.09. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of SHLD, OSH or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other SHLD Indemnitee or OSH Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 5.09(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third-party not affiliated with any member of the SHLD Group or the OSH Group for any indirect, special, punitive or consequential damages.

ARTICLE VI

Access to Information; Confidentiality

SECTION 6.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either SHLD or OSH or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 6.01(b), each of SHLD and OSH, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time before or after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which SHLD or OSH, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on SHLD or OSH, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or any Governmental Authority having jurisdiction over SHLD or OSH, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 6.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either SHLD or OSH determines that the exchange of any Information pursuant to Section 6.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both SHLD and OSH shall take all commercially reasonable measures to permit the compliance with Section 6.01(a) in a manner that avoids any such harm or consequence. Both SHLD and OSH intend that any provision of access to or the furnishing of Information pursuant to this Section 6.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) SHLD and OSH each agree that it will only process information about individual customers and/or employees, including, but not limited to, names, addresses, telephone numbers, account numbers, customer lists, and demographic, financial and transaction information, in each case provided to it by the other Group, in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 6.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 6.03. Compensation for Providing Information. SHLD and OSH shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VI. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with OSH’s or SHLD’s, as applicable, standard methodology and procedures.

SECTION 6.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each of SHLD and OSH shall use its reasonable best efforts to retain all Information in accordance with its respective record retention policy as in effect on the date hereof.

SECTION 6.05. Accounting Information. Without limiting the generality of Section 6.01, so long as the financial results of OSH are required to be included in the consolidated financial results of SHLD for financial reporting purposes, OSH shall give SHLD and its officers, employees, counsel and auditors access on reasonable notice during normal business hours to true, correct and complete copies of books, records and contracts and such financial and operating data and other information for the periods required to be included in such financial results with respect to OSH and its Subsidiaries as SHLD may reasonably request. Without limiting the generality of the preceding sentence, OSH shall provide, and shall use its commercially reasonable efforts to cause third parties to provide, to such officers, employees, counsel or auditors such information, records or documentation that SHLD or such officers, employees or counsel may reasonably request for the purposes contemplated by the preceding sentence (including such information, records and documentation and testing thereof as may be necessary for (i) SHLD and its management to comply with Section 404, entitled “Management’s Assessment of Internal Controls,” of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor provisions and (ii) SHLD’s auditors to provide the attestation to, and report on, the internal control assessment made by SHLD and its management required under the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder or any successor provisions and the rules of the Public Company Accounting Oversight Board).

SECTION 6.06. Limitations of Liability. Neither SHLD nor OSH shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither SHLD nor OSH shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by OSH or SHLD, as applicable, to comply with the provisions of Section 6.04.

SECTION 6.07. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either SHLD or OSH or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of SHLD and OSH shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which SHLD or OSH, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, SHLD and OSH shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c) The obligation of SHLD and OSH to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)). Without limiting the foregoing, each of SHLD and OSH agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 6.07.

(d) Upon the reasonable request of SHLD or OSH, in connection with any Action contemplated by this Article VI, SHLD and OSH will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 6.08. Confidential Information. (a) Each of SHLD and OSH, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the SHLD Group or the OSH Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of SHLD, OSH or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of SHLD, OSH or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the SHLD Group or the OSH Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of SHLD and OSH may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of SHLD and OSH will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

ARTICLE VII

Insurance

SECTION 7.01. Insurance. (a) With respect to those insurance policies of SHLD that cover OSH as of the date hereof, until and including the Distribution Date, SHLD shall (i) cause the members of the OSH Group and their respective employees, officers and directors to continue to be covered as insured parties under SHLD’s policies of insurance in a manner which is no less favorable than the coverage provided for the SHLD Group and (ii) permit the members of the OSH Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by OSH for the sole benefit of the OSH Group, OSH shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Section 7.01(b), SHLD and OSH acknowledge that, as of immediately after the Distribution Date, SHLD intends to take such action as it may deem necessary or desirable to remove the members of the OSH Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the SHLD Group by any insurance carrier effective immediately following the Distribution Date, and that the OSH Group will not be entitled following the Distribution Date, absent mutual agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution Date or to the extent any claims are made pursuant to any SHLD claims-made policies. No member of the SHLD Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, SHLD shall, and shall cause the other members of the SHLD Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the SHLD Group that immediately prior to the Distribution provide coverage to or with respect to the members of the OSH Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions and events occurring prior to the Distribution in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall SHLD be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the OSH Group or first reported to the insurer after the Distribution Date.

(b) After the Distribution Date, the members of each of the SHLD Group and the OSH Group shall have the right to assert Pre-Distribution Insurance Claims and the members of the OSH Group shall have the right to participate with SHLD to resolve Pre-Distribution

Insurance Claims under the applicable SHLD insurance policies up to the full extent of the applicable and available limits of Liability of such policy. SHLD or OSH, as the case may be, shall have primary control over those Pre-Distribution Insurance Claims for which the SHLD Group or the OSH Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the OSH Group is unable to assert a Pre-Distribution Insurance Claim because it is no longer an “insured” under a SHLD insurance policy, then SHLD shall assert such claim in its own name and deliver the Insurance Proceeds to OSH. Any Insurance Proceeds received by the SHLD Group for members of the OSH Group shall be for the benefit of the OSH Group. Any Insurance Proceeds received for the benefit of both the SHLD Group and the OSH Group shall be distributed pro rata based on the respective share of the underlying loss.

(c) With respect to Pre-Distribution Insurance Claims, whether or not known or reported on or prior to the Distribution Date, OSH shall, or shall cause the applicable member of the OSH Group to, report as soon as practicable such claims arising from the OSH Business directly to the applicable insurer(s) and to SHLD, and OSH shall, or shall cause the applicable member of OSH Group to, individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) related to its portion of the Liability and/or any retrospective premium charges associated with any claims so submitted by it to the extent such amounts payable by SHLD after the Distribution Date are greater than they otherwise would have been, if such amounts had been based on the claim reserves established for such claims immediately prior to the Distribution, unless otherwise agreed in writing by SHLD. SHLD shall, and shall cause each member of the SHLD Group to, cooperate and assist the applicable member of the OSH Group with respect to such claims and shall arrange for the applicable member of the OSH Group to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers. SHLD agrees that Pre-Distribution Insurance Claims of members of the OSH Group shall receive the same priority as Pre-Distribution Insurance Claims of members of the SHLD Group and be treated equitably in all respects, including in connection with deductibles, retentions, coinsurance and retrospective premium charges.

(d) SHLD shall not be liable to OSH for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the SHLD Group or any member of the OSH Group or any defect in such claim or its processing. In the event that insurable claims of both SHLD and OSH (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 7.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

(e) After the Distribution Date, to the extent that any claims have been duly reported on or before the Distribution Date under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by members of the SHLD Group, SHLD shall not, and shall cause the members of the SHLD Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of OSH (or members of the OSH Group) on or prior to the Distribution Date under any D&O Policies maintained by the members of the SHLD Group. SHLD shall, and shall cause members of the SHLD Group to, reasonably cooperate with the individuals who acted as directors and officers of OSH (or members of the OSH Group) on or prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. SHLD shall, and shall cause members of the SHLD Group to, allow OSH and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by SHLD and members of the SHLD Group pursuant to this Section 7.01(e). SHLD shall provide, and shall cause other members of the SHLD Group to provide, such cooperation as is reasonably requested by OSH in order for OSH to have in effect after the Distribution Date such new D&O Policies as OSH deems appropriate with respect to claims reported after the Distribution Date.

(f) The parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 7.01.

ARTICLE VIII

Further Assurances and Additional Covenants

SECTION 8.01. Further Assurances and Additional Covenants. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Pre-Distribution Transactions or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Distribution Date, SHLD and OSH, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by OSH or any other Subsidiary of SHLD, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e) Certain Post-Distribution Transactions. OSH shall comply and shall cause its Subsidiaries to comply with and otherwise not take any action inconsistent with each representation set forth on pages 7 through 12 of the IRS Ruling.

ARTICLE IX

Termination

SECTION 9.01. Termination. This Agreement may be terminated by SHLD at any time, in its sole discretion, prior to the Distribution.

SECTION 9.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE X

Miscellaneous

SECTION 10.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) SHLD represents on behalf of itself and each other member of the SHLD Group, and OSH represents on behalf of itself and each other member of the OSH Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 10.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware or any other jurisdiction are mandatorily applicable to any of the transactions contemplated by this Agreement. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the state and federal courts located in Cook County, Illinois over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 10.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the preceding sentence, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) upon the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 10.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 10.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any SHLD Indemnitee or OSH Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 10.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to SHLD, to:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn: General Counsel

Facsimile: (847) 286-2471

If to OSH to:

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Attn: General Counsel

Facsimile: (408) 629-7174

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 10.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 10.07. Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 10.08. Publicity. Each of SHLD and OSH shall consult with the other prior to issuing, and shall, subject to the requirements of Section 6.08, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 10.08 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 10.09. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Pre-Distribution Transactions and the Distribution will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. For the avoidance of doubt, SHLD shall bear the costs and expenses directly related to the mailing of the Prospectus to SHLD shareholders and the fees and expenses of the Agent in connection with the Distribution.

SECTION 10.10. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive each of the Pre-Distribution Transactions and the Distribution and shall remain in full force and effect.

SECTION 10.12. Waivers of Default. Waiver by any Party hereto of any default by the other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 10.13. Specific Performance. Subject to Section 4.03 and notwithstanding the procedures set forth in Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 10.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 10.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 10.14. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Distribution Agreement to be executed by their duly authorized representatives.

SEARS HOLDINGS CORPORATION

By:	/s/ William K. Phelan
Name: William K. Phelan
Title: Senior Vice President, Controller and Chief Accounting Officer

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:	/s/ Michael Fox
Name: Michael Fox
Title: SVP, General Counsel and Secretary

Schedule I

Internal Transactions

The Internal Transactions will take place in the following steps, all of which will occur prior to the Distribution in the following order, unless otherwise determined by SHLD:

Step 1: OSH Post-Spin Organizational Documents. OSH will effect a holding company merger pursuant to which the Amended and Restated Certificate of Incorporation of OSH, in substantially the form filed as an exhibit to the Form S-1, will become effective.

Step 2: ACOF I LLC Exchange. ACOF I LLC will exchange its shares of OSH Class A Common Stock for an equal number of shares of OSH Class C Common Stock.

Step 3: Preferred Stock. OSH will file a Certificate of Designation to create, and subsequently issue to SRC, the OSH Preferred Stock.

Step 4: SRC to SHLD Distribution. SRC will distribute to SHLD all of its OSH Class A Common Stock and all of its OSH Preferred Stock.